Exhibit 99.1

Technical Communications Corporation Reports Results for the First Fiscal Quarter Ended December 27, 2008

CONCORD, Mass.--(BUSINESS WIRE)--February 5, 2009--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for its first fiscal quarter ended December 27, 2008. For the first quarter of the Company’s 2009 fiscal year, the Company reported net income of $206,000 or $0.14 per share, on revenue of $1,844,000, as compared to net income of $752,000, or $0.54 per share, on revenue of $2,289,000 for the quarter ended December 29, 2007. Included in net income for the quarters ended December 27, 2008 and December 29, 2007 is $(19,000), or ($0.01) per share and $(14,000), or $(0.01) per share, respectively, in stock-based compensation expense.

Commenting on corporate performance, Mr. Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, “Revenues for the first quarter continue to be strong, driven by sales for both the radio and network encryption product lines. These sales reflect the continuing demand for national security and interoperable field grade encryption for inter-regional communications. Our RF encryption systems support the international peace efforts in Afghanistan, South America, and Africa and such sales are expected to continue through the current economic recession. Our backlog has grown since the end of fiscal 2008 to a current level of $8,400,000 which we plan to ship in 2009 and 2010.”

Mr. Guild continued, “In the area of internal product development, TCC continues to invest in the development of new products that expand the application and roles of our product lines. We expect that future network encryption needs in the international government markets will be met with a new generation of very high speed military encryptors currently under development. These encryptors are capable of providing high speed, fiber optic connectivity combined with rugged field environment reliability for the most demanding military applications. Other ongoing product developments are expected to focus on creating new connectivity options that allow insertion of our encryptors into additional networks. New universal encryption solutions for field radio security are also being researched to provide imbedded interoperability and an expanded feature set. Our CipherTalk and CipherSMS wireless products continue to evolve to meet customer requirements for new platforms and capabilities.”

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC’s security solutions protect information privacy on every continent in over 110 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company’s ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as “anticipates,” “believes,” “expects,” “may,” “plans” and “estimates,” among others, involve known and unknown risks. The Company’s results may differ significantly from the results expressed or implied by such forward-looking statements. The Company’s results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008.

Technical Communications Corporation
Condensed consolidated income statements

	Quarter ended
	(unaudited)

	12/27/2008	12/29/07
Net sales	$1,844,000	$2,289,000
Gross profit	1,185,000	1,440,000
S,G & A expense	658,000	435,000
Product development costs	341,000	281,000
Operating income	186,000	723,000
Net income	$206,000	$752,000
Net income per share:
Basic	$0.14	$0.54
Diluted	$0.12	$0.48

Condensed consolidated balance sheets
	12/27/08	9/27/08
	(unaudited)

Cash	$4,025,000	$3,623,000
Accounts receivable, net	1,401,000	722,000
Inventory	2,096,000	1,921,000
Other current assets	155,000	181,000
Total current assets	7,677,000	6,447,000
Property and equipment, net	282,000	267,000
Total assets	$7,959,000	$6,714,000

Accounts payable	$171,000	$173,000
Accrued expenses and
other current liabilities	1,910,000	863,000
Total current liabilities	2,081,000	1,036,000
Total stockholders’ equity	5,878,000	5,678,000
Total liabilities and stockholders’ equity	$7,959,000	$6,714,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com